Exhibit 99.2

Guess?, Inc. Announces CFO Transition

LOS ANGELES – March 16, 2022 – Guess?, Inc. (NYSE: GES) today announced that Dennis Secor has been appointed Interim Chief Financial Officer for Guess?, effective April 1, 2022. Mr. Secor, a seasoned financial executive with significant experience in the apparel industry, previously served as Guess? CFO from 2006 to 2012 and succeeds Katie Anderson, who is stepping down to pursue another opportunity at a privately-held company as CFO. The Company plans to initiate a comprehensive search for a permanent Chief Financial Officer, with the assistance of an executive search firm.

“On behalf of everyone at Guess?, I would like to thank Katie for her leadership and contributions to the Company,” said Carlos Alberini, Guess? Chief Executive Officer. “Katie has played an important role in our ongoing business transformation, including strengthening our balance sheet, implementing cost savings measures and delivering for our shareholders. We’re excited for Katie as she embarks on a new adventure and wish her the very best.”

Mr. Alberini continued, “We’re pleased to welcome Dennis back to Guess?. Given his deep knowledge of Guess? and its business, as well as his extensive industry experience, Dennis is uniquely positioned to build on our financial momentum and support the continued advancement of our strategy. We thank Katie and Dennis for their thoughtful work towards enabling a seamless transition.”

“I am incredibly grateful to have served as Guess? CFO over the past two and a half years and to have worked alongside our talented leadership team,” said Ms. Anderson. “I’m proud of everything we have accomplished to execute on our business transformation and believe Guess? is well-positioned for continued success.”

Mr. Secor said, “I’m excited to be rejoining Guess? at such an important time in the Company’s evolution. I look forward to meaningfully contributing to the great work underway at Guess? and assisting our Board and management in creating value for our shareholders.”
Under the terms of the Company’s agreement with Mr. Secor, he will remain at Guess? through March 2023 to support the Company while the search for a permanent CFO is conducted and to help provide an orderly transition.

About Dennis Secor

Throughout his career, Mr. Secor has held numerous Chief Financial Officer positions at both publicly-listed and privately-held companies across a range of industries, including Fossil Group, Electronic Arts Canada, Torrid and Guess?. As Chief Financial Officer of Guess? Between 2006 and 2012, he managed all finance and accounting functions globally and implemented multiple growth and profitability initiatives, maintained a strong capital structure, supported global growth expansion and developed a strong global finance team. Since 2021, Mr. Secor has operated his own management consulting practice in New Zealand providing professional financial and operation management services to small and medium sized businesses.

About Guess?, Inc.

Established in 1981, GUESS began as a jeans company and has since successfully grown into a global lifestyle brand. Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, eyewear, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of January 29, 2022, the Company directly operated 1,068 retail stores in the Americas, Europe and Asia. The Company’s partners and distributors operated 563 additional retail stores worldwide. As of January 29, 2022, the Company and its partners and distributors operated in approximately 100 countries worldwide. For more information about the Company, please visit www.guess.com.

Contacts
Guess?, Inc.
Fabrice Benarouche
VP, Finance and Investor Relations
(213) 765-5578